EXHIBIT 5.1

Maynard Nexsen PC 1901 Sixth Avenue North, Suite 1700 Birmingham, AL 35203 T: 205-254-1000

June 21, 2024

Lakeland Industries, Inc.

1525 Perimeter Parkway, Suite 325

Huntsville, AL 35806

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Lakeland Industries, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of a total of 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 400,000 shares of Common Stock that are issuable under the Lakeland Industries, Inc. 2017 Equity Incentive Plan (as amended to date, the “Plan”), and (ii) 100,000 shares of Common Stock that are issuable under the Lakeland Industries, Inc. Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S‑8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, (ii) the corporate proceedings of the Company in connection with the filing of the Registration Statement, the approval of the Plan, the approval of the ESPP and the issuance of the Shares, (iii) the Plan, (iv) the ESPP, and (v) other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below. Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act and the Shares have been duly issued in the manner referred to in the Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid, and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

Sincerely,

/s/ Maynard Nexsen PC
Maynard Nexsen PC